                                                                   Exhibit 10.13
                                            Certain information has been omitted
                                          from this exhibit and filed separately
                                          with the SEC pursuant to a request for
                                         confidential treatment under Rule 24b-2


                               LICENSE AGREEMENT

     This Agreement, effective this 7th day of August, 1996, is by and between Urologix, Inc., a Minnesota corporation, having its principal place of business at 14405 Twenty First Avenue North, Minneapolis, Minnesota 55447 (hereinafter referred to as "UROLOGIX"), and EDAP International S.A., a French corporation, having its principal place of business at B.P. 69, F77312 Marne la Vallee, Cedex 2, France, and its subsidiary, Technomed Medical Systems S.A., a French corporation, having its principal place of business at 4 Rue du Dauphine, 69120 Vauix-en-Velin, France (hereinafter collectively referred to as "EDAP").

RECITALS:

     WHEREAS, EDAP has developed and obtained patents regarding certain technology for the treatment of benign prostatic hyperplasia, hereinafter referred to as BPH, and other urological conditions;

     WHEREAS, UROLOGIX desires to obtain from EDAP a non-exclusive worldwide license to the patents pertaining to the technology; and

     WHEREAS, this Agreement embodies the terms and conditions of the non-exclusive license of the intellectual property pertaining to the technology by EDAP to UROLOGIX, WHEREAS, an agreement substantially identical to this Agreement will be executed by and between EDAP and Boston Scientific Corporation contemporaneous with the execution of this Agreement.

     NOW THEREFORE in consideration of the promises, the mutual covenants and agreements hereinafter set forth and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I.  DEFINITIONS

     1.1 "LICENSED INTELLECTUAL PROPERTY" shall include all claimed subject matter in the following patents and specifications:

          a.  French Patent No. 2,639,238 (Application No. 88 15126);

          b.  French Patent No. 2,659,519 (Application No. 90 03121);

          c.  European Patent Specification Pub. No. 0 370-890 Bl;

          d.  European Patent Specification Pub. No. 0 519-958 Bl;

          e.  U.S. Patent No. 5,234,004; and

          f.  U.S. Patent No. 5,480,417;

and all other issued U.S. and non-U.S. patents and patent applications, to the extent they contain a claim or claims supported entirely by the disclosure of any or all of the above-listed patents, including reissues, reexaminations, divisionals, continuations, and continuations in part. Additionally, the LICENSED INTELLECTUAL PROPERTY shall include all claimed subject matter in issued patents, pending patent applications and pending specifications assigned to or owned by EDAP which pertain to the microwave treatment of BPH and other conditions of the prostate.

     1.2. "TERRITORY" shall mean each and every country and territory in the world.

     1.3. "NET SALES" shall mean the net amounts collected by UROLOGIX from any customer, subdistributor, sublicensee or other person relating to or arising from the sale, rental or lease of LICENSED PRODUCTS, F.O.B. shipping point, less; (i) all taxes and duties actually paid or allowed; (ii) any regular trade, quantity or cash discounts actually allowed;
(iii) insurance and transportation charges; (iv) any interest, service, finance, or sales carrying charges paid by customers for extension or credit on sales;
(v) amounts repaid or credited for returns; and (vi) other customary exclusions.

     1.4. "CONTRACT QUARTER" shall mean the periods of January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31 of each year of this Agreement.

     1.5. "LICENSED PRODUCTS" shall mean those devices which are covered by or are made or used in accordance with at least one valid, enforceable claim of the LICENSED INTELLECTUAL PROPERTY.

     1.6. "BSC" shall mean a Delaware corporation which is a party to a Distribution Agreement with UROLOGIX with its principal place of business at One Boston Scientific Place, Natick, Massachusetts 01769-1537.

     1.7. "CONFIDENTIAL INFORMATION" shall mean the unpublished patent applications as set forth in Section 1.1, records as set forth in Section 3.8 and financial terms of this Agreement and any other information provided to a party, whether in spoken, written or visual form which the receiving party learns or receives from the disclosing party that is designated or marked as "CONFIDENTIAL." CONFIDENTIAL INFORMATION shall be identified at the time of disclosure as confidential and if orally delivered, summarize the information in writing within thirty (30) days of disclosure and delivered to the receiving party. CONFIDENTIAL INFORMATION shall not include (a) the existence of this Agreement and the non-financial terms of this Agreement; or (b) information that was known to or used by the receiving party prior to disclosure by the disclosing party; or (c) information that is lawfully disclosed to a party by a third party who is not in violation of any written confidentiality obligation between that third party and that party to whom the information involved relates; (d) information that is now or later becomes available to the public, through no fault of the receiving party; or (e) information that the publication or disclosure of which by the parties is permitted under the terms of a subsequent written agreement between the parties hereto.

     1.8. "DISTRIBUTION AGREEMENT" shall mean the agreement dated as of June 26, 1996 by and between UROLOGIX and BSC for the lease and sale of certain UROLOGIX products by BSC.

                              ARTICLE II.  GRANT

     2.1. GRANT - EDAP hereby grants to UROLOGIX a non-exclusive license in the Territory to manufacture, have manufactured, use, rent lease, sell, offer for sale, or import LICENSED PRODUCTS and to otherwise practice the inventions covered by the LICENSED INTELLECTUAL PROPERTY.

     2.2. NOTICE OBLIGATION - EDAP shall provide written notification to UROLOGIX of the existence and identification of all LICENSED INTELLECTUAL PROPERTY licensed under this Agreement within thirty (30) days of the effective date of this Agreement or of the filing date of any and all patent applications or specifications meeting the definition of LICENSED INTELLECTUAL PROPERTY.

     2.3. AFFILIATES - All of UROLOGIX's Affiliates or successors shall have all of the same rights granted hereunder to UROLOGIX. As used herein, the term "AFFILIATES" means any entity, as designated by UROLOGIX to EDAP from time to time, in which UROLOGIX, directly or indirectly, holds at least fifty percent (50%) of the voting power.

     2.4. SUBLICENSING. UROLOGIX shall have the right to grant sublicenses to suppliers, distributors or dealers solely for resale, rental or leasing of LICENSED PRODUCTS to customers. Except for such sublicenses, the granting of any other sublicenses by UROLOGIX to any third party which is not an AFFILIATE is subject to prior written approval by EDAP. (Confidential Treatment Requested)

     2.5. MARKING. Within ninety (90) days following EDAP's written notification pursuant to Section 2.2, UROLOGIX and any and all sublicensees shall mark, in accordance with UROLOGIX's regular practice, all LICENSED PRODUCTS or the packaging of all LICENSED PRODUCTS sold, rented or leased in the TERRITORY with the numbers of all patents of the LICENSED INTELLECTUAL PROPERTY corresponding thereto. Nothing in this Agreement, including the acts of entering into this Agreement and of marking with the patent numbers of the LICENSED INTELLECTUAL PROPERTY, shall constitute or shall be deemed, or construed, or asserted by EDAP to constitute an admission by UROLOGIX that the LICENSED PRODUCTS are covered by or are made or used in accordance with the LICENSED INTELLECTUAL PROPERTY.

                       ARTICLE III.  ROYALTIES AND FEES

     3.1. COVERED COUNTRIES - UROLOGIX shall pay to EDAP a royalty of [Confidential Treatment Requested] of NET SALES of LICENSED PRODUCTS by UROLOGIX to its customers within the TERRITORY where the LICENSED PRODUCT sold, rented or leased is covered by at least one valid, enforceable claim of a patent, within the definition of LICENSED

INTELLECTUAL PROPERTY, which has issued and is in force in the country of sale. This royalty will be reduced to [Confidential Treatment Requested] under the circumstances described in Section 5.1(h).

     3.2. NON-COVERED COUNTRIES - UROLOGIX shall pay to EDAP a royalty of [Confidential Treatment Requested] of NET SALES of LICENSED PRODUCTS by UROLOGIX to its customers within the TERRITORY in countries where the LICENSED PRODUCT sold, rented or leased is not covered by at least one valid, enforceable claim of a patent, within the definition of LICENSED INTELLECTUAL PROPERTY, which has issued and is in force in the country of sale, renting or leasing but the LICENSED PRODUCT sold, rented or leased is manufactured in a country where that LICENSED PRODUCT is covered by at least one valid, enforceable claim of a patent, within the definition of LICENSED INTELLECTUAL PROPERTY, which has issued and is in force in the country of manufacture.

     3.3. INITIAL LICENSE FEE AND PREPAYMENT OF ROYALTY - Upon execution of this Agreement, and the simultaneous execution of a similar license agreement between EDAP and BSC, UROLOGIX and BSC shall collectively pay an aggregate, non-refundable, initial license fee of [Confidential Treatment Requested] U.S. Dollars to EDAP. Additionally, UROLOGIX and BSC shall make an aggregate, non-refundable, initial pre-paid royalty payment of [Confidential Treatment Requested] U.S. Dollars to EDAP to be credited to UROLOGIX's royalty payment obligations under Sections 3.1, 3.2 or 5.1(h) and credited to the ROYALTY CAP under Section 3.5.

     3.4.  (Confidential Treatment Requested)

     3.5. ROYALTY CAP - The maximum amount of all royalties which UROLOGIX is obligated to pay EDAP under this Agreement is [Confidential Treatment Requested] U.S. Dollars (the "ROYALTY CAP"). After EDAP has received [Confidential Treatment Requested] U.S. Dollars in royalties under this Agreement, UROLOGIX shall have a fully paid up, irrevocable, non-exclusive license to the LICENSED INTELLECTUAL PROPERTY in the TERRITORY.

     (a)  [Confidential Treatment Requested]

     (b) UROLOGIX shall give notice to EDAP of the termination of the DISTRIBUTION AGREEMENT with BSC within fifteen (15) days of the effective date of said termination.

     3.6 PAYMENT TERMS - All royalties due EDAP from UROLOGIX hereunder shall be payable on a quarterly basis. Within sixty (60) days after the end of each CONTRACT QUARTER during the term of this Agreement, UROLOGIX shall pay to EDAP the royalties due to EDAP on the NET SALES of all LICENSED PRODUCTS sold, rented or leased by UROLOGIX through the end of that CONTRACT QUARTER; provided however, that actual payments to EDAP shall not commence until UROLOGIX shall have fully utilized its credit for the pre-paid royalty provided for in Section
3.3 and the aggregate amount of all royalties due EDAP under Sections 3.1, 3.2, and 5.1(h) exceeds the amount of the pre-paid royalty under Section 3.3. Each payment or credit report shall be accompanied by a written statement setting forth the NET SALES of LICENSED PRODUCTS collected at each royalty rate, a list of the countries in which NET SALES occurred by each royalty rate and the resulting calculation of amount of all royalties due to EDAP for that CONTRACT QUARTER and the unused pre-paid royalty remaining. To the extent any jurisdiction impose a withholding tax upon royalty payments to EDAP, such tax may be paid by UROLOGIX on behalf of EDAP in that jurisdiction out of the royalty proceeds, and any such tax payment made by BSC shall not reduce the royalty amounts credited to UROLOGIX's ROYALTY CAP. Royalty payments shall be made in U.S. Dollars. Royalties due on sales of LICENSED PRODUCTS in countries foreign to the United States shall be calculated in the currency of the sale and converted into U.S. Dollars, using a foreign exchange rate based upon the applicable monthly average of the daily exchange rates as listed in the Wall Street Journal, or using such other methodology as may be agreed to by the parties from time to time. The royalty calculations shall be done monthly for all Net Sales of LICENSED PRODUCTS during a particular month based on the applicable average exchange rate for that month and paid quarterly as set forth above.

     3.7.  [Confidential Treatment Requested]

     3.8. RECORDS - UROLOGIX shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to EDAP under this Agreement may be calculated. UROLOGIX shall maintain those records for three years after the end of the calendar year to which those records relate. UROLOGIX shall, upon reasonable notice from EDAP, permit examination of those records by an independent firm of accountants selected by EDAP and reasonably acceptable to UROLOGIX. EDAP may not conduct more than two such audits during any calendar year, any such audit may not cover a period of more than the three years for which UROLOGIX is obligated to maintain the records described in this Section
3.8. Upon request, UROLOGIX shall supply those accountants with the records reasonably necessary to make a proper audit and verification of UROLOGIX's performance of its obligations under this Agreement. All records disclosed to those accountants shall be deemed to be "CONFIDENTIAL INFORMATION" under this Agreement. Because EDAP and UROLOGIX may be competitors with respect to the sale of BPH products, the independent accountants selected by EDAP may not disclose to EDAP any information which they learn from their audit other than their conclusion as to NET SALES of LICENSED PRODUCTS collected at each royalty rate together with a list of all countries covered by each royalty rate which were sole or leased by UROLOGIX during the period under examination and the aggregate amount of all royalties due EDAP as a result of those sales.

                           ARTICLE IV.  INFRINGEMENT

     4.1. EDAP'S RIGHTS - In the event that either party learns of a potential or actual infringement of any patent rights subject to this Agreement then that party shall promptly notify the other in writing of its information. In the event that any of the LICENSED INTELLECTUAL PROPERTY is infringed by a third party within the TERRITORY, EDAP may bring suit in its name and at its sole expense to protect its rights under the LICENSED INTELLECTUAL PROPERTY and this Agreement. In any such suit, EDAP shall be entitled to keep all proceeds therefrom. UROLOGIX will without expense to UROLOGIX, cooperate with EDAP in such suit, including, at EDAP's request or upon an order of court, becoming a party to such suit. If UROLOGIX becomes a party to the lawsuit at EDAP's request, UROLOGIX may obtain separate counsel reasonably acceptable to EDAP to represent UROLOGIX in that matter, and EDAP shall pay for all reasonable attorney fees and costs incurred up to a maximum of [Confidential Treatment Requested] U.S. Dollars per year per lawsuit.

     4.2. UROLOGIX'S RIGHTS - If EDAP does not bring suit against any infringer in accordance with Section 4.1, within ninety (90) days after UROLOGIX provides to EDAP written notice of the alleged infringement, including a request that EDAP commence such a suit, or if EDAP gives UROLOGIX written notice of EDAP's intention not to bring such a suit, UROLOGIX may, at any time thereafter and at its sole discretion and its sole expense, bring suit against the third party infringer to protect its rights in the LICENSED INTELLECTUAL PROPERTY and this Agreement. In any suit brought by UROLOGIX in accordance with this Section 4.2, UROLOGIX shall be entitled to keep any proceeds therefrom, and EDAP agrees, without expense to EDAP, to cooperate with UROLOGIX in such suit, including, at UROLOGIX's request or upon an order of court, becoming a party to such suit. EDAP agrees not to enter into any license agreement or any settlement agreement with any party joined in a lawsuit commenced by UROLOGIX pertaining to the LICENSED INTELLECTUAL PROPERTY without UROLOGIX's express written consent, the consent not to be unreasonably withheld by UROLOGIX. With respect to such consent, the amount which EDAP is willing to reimburse UROLOGIX for the reasonable attorney fees and expenses incurred by UROLOGIX through the date of such license agreement or settlement agreement and the timing of such reimbursement shall be two factors, although not the only factors, in determining the reasonableness of UROLOGIX's actions in evaluating the proposed license agreement or settlement agreement. If EDAP becomes a party to the lawsuit, EDAP may obtain separate counsel reasonably acceptable to UROLOGIX to represent EDAP in any such lawsuit commenced by UROLOGIX, and UROLOGIX shall pay all reasonable attorney fees and costs incurred up to a maximum of [Confidential Treatment Requested] U.S. Dollars per year per lawsuit

     4.3. SETTLEMENTS - Notwithstanding Section 2.4, UROLOGIX shall have the right to grant non-exclusive sublicenses to the LICENSED INTELLECTUAL PROPERTY in connection with the settlement of any suit brought by UROLOGIX in accordance with Section 4.2 of this Agreement. UROLOGIX's right to sublicense the LICENSED INTELLECTUAL PROPERTY under this Section 4.3 shall be subject to EDAP's prior written consent, which consent shall not be unreasonably withheld by EDAP.

     4.4. JOINT COOPERATION - EDAP and UROLOGIX may jointly agree to prosecute any infringer. The expenses incurred in any such effort, including without limitation, the initiation of any lawsuits pursued by EDAP and UROLOGIX jointly against an infringer, shall be divided between EDAP and UROLOGIX in the manner agreed upon by them and all proceeds resulting from such joint effort shall be divided in the same proportion as the expenses were paid by EDAP and UROLOGIX.

            ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     5.1. EDAP REPRESENTATIONS AND WARRANTIES - EDAP hereby warrants and represents to UROLOGIX as follows:

          (a) EDAP International S.A. is a French Societe Anonyme registered with the Chambre Du Commerce of Meaux under Number B 311.6488204. Technomed Medical Systems S.A. is a French Societe Anonyme registered with the Chambre Du Commerce of Lyon under Number B 394 804 447.

          (b) This Agreement has been duly authorized, executed and delivered by EDAP, (and approved by the Directoire and the shareholders of EDAP to the extent any such approval is required), and constitutes a valid and binding obligation of EDAP, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by EDAP and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of, or constitute a material default under, or result in a material violation of, or require any other authorization, consent or approval under, the provisions of any organizational document, agreement or instrument to which EDAP is bound or affected, or any law, statute, rule, regulation, judgment, order or decree to which EDAP is subject.

          (c) EDAP owns all the rights with respect to the LICENSED INTELLECTUAL PROPERTY and has full power and authority to enter into this Agreement.

          (d) To EDAP's knowledge, there is no reason that enforceable patents will not issue from any patent applications under the definition of LICENSED INTELLECTUAL PROPERTY in any jurisdictions where corresponding rights are sought.
          (e) To EDAP's knowledge, the LICENSED INTELLECTUAL PROPERTY are valid, enforceable and do not infringe any patent, copyright or other intellectual property right of any third party. BSC has been informed of the opposition actions known to EDAP as of the date hereof, which have been filed in the following jurisdictions: France, Israel, and the European Patent Office.

          (f) EDAP has not received notice of any claims, actions, suits, or proceedings pending or threatened affecting EDAP and the LICENSED PROPERTY which, if adversely determined, would have a material adverse effect upon UROLOGIX's or BSC's ability to manufacture, have manufactured, use or sell, offer for sale or import the LICENSED PRODUCTS under this Agreement, and to EDAP's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings. EDAP has disclosed to UROLOGIX the existence of a patent issued to BSD Medical Corp.

          (g) EDAP has not received any claim from any third party relating to the LICENSED INTELLECTUAL PROPERTY which is based upon misappropriation or misuse of trade secrets.

          (h) EDAP will continue to use reasonable efforts to prosecute all pending and future patent applications as defined in Section 1.1 to obtain valid and enforceable LICENSED INTELLECTUAL PROPERTY. EDAP will take all reasonable steps necessary to maintain the

LICENSED INTELLECTUAL PROPERTY, including paying all fees and complying with all requirements pertaining to the maintenance of the LICENSED INTELLECTUAL PROPERTY. If EDAP intends to abandon any portion of the LICENSED INTELLECTUAL PROPERTY, EDAP shall give three (3) months written notice to UROLOGIX of that intent and shall allow UROLOGIX, at UROLOGIX'S expense, to continue the prosecution and or maintenance of the affected LICENSED INTELLECTUAL PROPERTY for such period as UROLOGIX may elect during the term of this Agreement. Net Sales of LICENSED PRODUCT under such LICENSED INTELLECTUAL PROPERTY shall be subject to a royalty of [Confidential Treatment Requested] rather than [Confidential Treatment Requested] as provided for in Section 3.1.

     5.2. UROLOGIX REPRESENTATIONS AND WARRANTIES. UROLOGIX hereby warrants and represents to EDAP as follows:

          (a) UROLOGIX is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          (b) This Agreement has been duly authorized, executed and delivered by UROLOGIX and constitutes a valid and binding obligation of UROLOGIX, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by UROLOGIX and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of, or constitute a material default under, or result in a material violation of, or require any authorization, consent, or approval under, the provisions of UROLOGIX's Certificate of Incorporation or Bylaws or any other agreement or instrument to which UROLOGIX is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which UROLOGIX is subject.

     5.3. CONFIDENTIAL INFORMATION - Except for a mutually agreed upon press release to be issued upon execution of this Agreement, the parties agree:

          (a) EDAP, UROLOGIX, and their respective officers, directors, employees, agents, successors and assigns agree to use their respective best efforts, to the same extent that each party protects its own information, to neither disclose, transfer nor publish any CONFIDENTIAL INFORMATION without prior written approval from the party so affected.

          (b) Section 5.3(a) above shall not apply and shall have no effect in the event a disclosure is required by the disclosing party's auditors, is required by law in the judgment of legal counsel to the disclosing party (including without limitation in response to subpoena, discovery in any action or proceeding, or applicable securities laws), or is required to enforce the provisions of this Agreement. The disclosing party shall use reasonable efforts to maintain the confidentiality of CONFIDENTIAL INFORMATION, such as requesting protective orders in response to subpoenas or requesting confidential treatment of CONFIDENTIAL INFORMATION in this Agreement in connection with filings under the securities laws. The foregoing does not require the disclosing party to contest any decision denying confidential treatment to the CONFIDENTIAL INFORMATION involved. The parties recognize that UROLOGIX is a public company and as such is required, among other requirements, to publish its financial statements in full in accordance with generally accepted accounting principles and to file material contracts with the Securities and Exchange Commission. Any specific financial terms publicly disclosed by a party pursuant to this Section 5.3(b) shall no longer be subject to the restrictions of this Section 5.3 and may thereafter be disclosed by both parties to this Agreement without restriction. The foregoing sentence shall not be construed to excuse a party for any breach of this Section 5.3.

     5.4. COVENANT NOT TO SUE - Subject to the compliance with the terms of this Agreement, EDAP covenants not to sue UROLOGIX for the manufacture, use, lease, sale, offer for sale, or importation of LICENSED PRODUCTS, including the Transurethral Thermo-ablation Therapy System ("T3"), or other systems of UROLOGIX or BSC which have substantially the same structure, function and use as the T3 system.

                       ARTICLE VI.  TERM AND TERMINATION

     6.1. LICENSE TERM - This Agreement shall be in full force and effect commencing on the effective date of this Agreement and shall remain in effect until the expiration, invalidation or other termination of the last remaining claim(s) of any patent defined under the LICENSED INTELLECTUAL PROPERTY which covers products made, used, sold, offered for sale, or imported by UROLOGIX.

     6.2. PATENT CHANGES - Nothing in this Agreement shall preclude UROLOGIX from challenging the validity of any of the LICENSED INTELLECTUAL PROPERTY. In the event that UROLOGIX does challenge the validity of any of the LICENSED INTELLECTUAL PROPERTY through a court or patent office proceeding, EDAP may, at its option, terminate the non-exclusive license granted to UROLOGIX throughout the TERRITORY. EDAP may exercise its option to terminate that license by written notice to UROLOGIX at any time within one hundred twenty (120) days after UROLOGIX has filed its challenge in the court or patent office proceeding. The license termination will be effective thirty (30) days after UROLOGIX receives the written notice from EDAP. This Section 6.2 shall not apply and shall be of no effect in any country in which it is not permitted under applicable law or where the existence of this Section 6.2 would, in any manner, limit or impair the ability of any party to enforce the LICENSED INTELLECTUAL PROPERTY. This Section 6.2 shall no longer apply and shall be of no further force or effect if this Agreement terminates or in the event that EDAP provides to UROLOGIX a written notice of termination of this Agreement as provided for in Section 6.3.

     6.3. BREACH OF AGREEMENT - A party may commence termination of this Agreement in the event that another party shall have materially breached or failed to perform in a timely manner any of its duties or obligations hereunder by written notice of breach given to the other party, and in the event a material breach shall remain uncured, or the failure to perform shall continue, for at least sixty (60) days after the notice of breach, the aggrieved party may terminate this Agreement by a written notice of termination given to the other party. For the purposes of this section, a "material breach" or "failure to perform" shall include without limitation: (a) failure of UROLOGIX to remit when due any calculated royalty payment, or other payment or fee hereunder; or (b) failure of UROLOGIX to substantially comply with the reporting requirements hereof.

     6.4. LICENSED PRODUCTS REMAINING - Upon the effective date of the termination of this Agreement by EDAP, pursuant to Section 6.2, UROLOGIX shall have the right to sell all LICENSED PRODUCTS remaining in inventory or in process of being manufactured at the time of such termination, provided that UROLOGIX shall be obligated to pay EDAP royalties on receipts from such sales in accordance with Article III above. UROLOGIX will have six (6) months from the effective date of termination within which to dispose of remaining inventory.

     6.5. ACQUISITION - If the DISTRIBUTION AGREEMENT involving UROLOGIX and BSC changes or terminates as a result of one party acquiring at least fifty percent (50%) of the voting power of the other, the relationship of UROLOGIX and BSC will nonetheless be deemed to continue under the "DISTRIBUTION AGREEMENT" for all purposes of this Agreement.

                          ARTICLE VII.  MISCELLANEOUS

     7.1. NOTICE - All notices required hereunder shall be in writing, signed by the party giving notice, and either delivered by hand or sent by facsimile, overnight courier service, or certified or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service or French equivalent. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice sent by overnight courier service shall be deemed received on the date indicated by the receipt verification provided by the courier service. Notice shall be given, mailed or sent to the other party at the following addresses or at such other addresses as may be given by proper notice:

     If to UROLOGIX:    Urologix, Inc.
                        14405 Twenty First
                        Avenue North
                        Minneapolis, Minnesota 55447

          Attn.:        Jack E. Meyer, Chief Executive Officer
          Phone:        612-475-1400
          Fax:          612-475-9073

     If to EDAP:        EDAP International S.A.
                        B.P. 69
                        F77312 Marne la Vallee
                        Cedex 2, France

          Attn.:        Eric Simon
          Phone:        331 6006 2450
          Fax:          331 6017 2962

     7.2. GOVERNING LAW - This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, applicable to contacts entered into and performed entirely within the Commonwealth of Massachusetts. The Massachusetts federal courts (or state courts, if the federal courts do not have jurisdiction) only, will have jurisdiction of any controversies regarding this Agreement. Any action or other proceeding which involves such a controversy will be brought within those courts and not elsewhere.

     7.3. INTEGRATION AND AMENDMENT - This Agreement embodies the entire understanding and agreement of the parties related to the subject matter of this Agreement, and supersedes all other discussions, undertakings and agreements of the parties whether oral or written (including without limitation, the Letter of June 24, 1996 among EDAP, BSC, and UROLOGIX), relating to that subject, except for the Confidentiality Agreement dated May 26, 1996. This Agreement is to be construed and interpreted in English. This Agreement may be modified or amended only by a written instrument executed by the parties hereto. Neither course of performance nor waiver shall have the effect of modifying the written terms to this Agreement.

     7.4. NO WAIVER - No waiver of any right or remedy in the event of a default of any provisions hereunder shall constitute a waiver of any subsequent default with respect to the same or any right or remedy under the same or any other provision.

     7.5. SEVERABILITY - In the event that any provision to this Agreement is determined to be invalid or unenforceable for any reason in any country, such provision shall be deemed inoperative only to the extent that it violates or conflicts with law or public policy in that country, and such provision shall be deemed modified to the extent necessary to conform to such law or policy. All other provisions of this Agreement shall remain in full force and effect. In the event that the terms

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

and conditions of this Agreement are materially altered as a result of this section 7.5, the parties shall renegotiate in good faith to amend the terms and conditions of this Agreement to resolve any inequities.

     7.6. HEADINGS - The headings herein are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.
     7.7. BENEFIT - This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

     7.8. EFFECTIVE DATE - This Agreement shall become effective upon being duly signed by the authorized representatives of each party whereupon this Agreement shall enter into full force and effect in accordance with its terms as of the date set forth in the first paragraph of this Agreement.

     7.9. REGISTRATION OF AGREEMENT - EDAP shall carry out any registration of this Agreement as may be required by applicable law, for example, registration with the French National Institute of Industrial Property. All fees and charges corresponding to these legal formalities shall be paid by EDAP.

     7.10. COUNTERPARTS - This Agreement may be executed in one or more counterparts (including by delivery of facsimile transmission) each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EDAP INTERNATIONAL S.A.               UROLOGIX, INC.


By:                                   By:
    ----------------------------          -------------------------------
Its:                                  Its:
    ----------------------------          -------------------------------


TECHNOMED MEDICAL SYSTEMS S.A.

By:
    ----------------------------
Its:
    ----------------------------

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